Exhibit 10.1

EMPLOYMENT AND NON-INTERFERENCE AGREEMENT

This Employment and Non-Interference Agreement, dated as of December 8, 2008 (the “Agreement”), is by and between Jeffrey J. Kyle (the “Executive”) and Sensus Metering Systems Inc., a Delaware corporation (the “Company”), which is a wholly-owned subsidiary of Sensus Metering Systems (Bermuda 2) Ltd., a company organized under the laws of Bermuda (“Bermuda 2”), which is a wholly-owned subsidiary of Sensus Metering Systems (Bermuda 1) Ltd., a company organized under the laws of Bermuda (“Holdings”).

WITNESSETH:

WHEREAS, the Company wishes to obtain the future services of the Executive for the Company and its divisions and direct and indirect subsidiaries; and

WHEREAS, the Executive is willing, upon the terms and conditions herein set forth, to provide services hereunder; and

WHEREAS, by accepting employment hereunder, Executive will be privy to extremely sensitive information which would have a detrimental impact on the goodwill of the Company if Executive were to be employed by a competitor and the Company wishes to secure the Executive’s non-interference, upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Nature of Employment; Term of Employment.

Effective December 8, Company employs Executive as Chief Financial Officer. The “Term of Employment” shall commence on such date and is thereafter terminable at will by either party. Nothing contained herein shall be deemed to be an obligation on the part of the Company to any fixed term of employment. During the Term of Employment, the Company agrees to retain Executive in its employ, and Executive agrees to remain in the employ of the Company, as Chief Financial Officer. Executive will carry out his duties as Chief Financial Officer subject to the direction of the Chief Executive Officer.

2. Extent of Employment.

(a) During the Term of Employment, the Executive shall perform his obligations hereunder faithfully and to the best of his ability under the direction of the Chief Executive Officer to which the Executive shall directly report, and shall abide by the rules, policies, customs and usages from time to time established by the Company or Holdings.

(b) During the Term of Employment, the Executive shall devote all of his business time, energy and skill to the performance of his duties, responsibilities and obligations hereunder (except for (i) vacation periods and reasonable periods of illness or other incapacity consistent with past practices and norms in similar positions. The Executive will have such authority and power as are inherent to the undertakings applicable to his position as Chief Financial Officer and which are necessary to carry out his responsibilities and the duties required of him hereunder.

(c) Nothing contained herein shall require nor allow Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority (collectively, “Regulations”). Executive will not (i) breach or violate any provision of any Regulations (ii) otherwise act in any manner which might reasonably be expected to have an adverse effect on the ongoing business, operations, conditions, prospects or other business relationships or properties of any company in the Company Group or Holdings.

3. Compensation.

(a) Base Salary. During the Term of Employment, the Company shall pay compensation to Executive as base compensation for his services hereunder, in substantially equal bi-weekly installments, an annual base salary of Two Hundred and Seventy Five Thousand Dollars ($275,000) (the “Base Salary”). The Board of Directors of Holdings (the “Board of Directors”) shall annually, and based on the recommendation of the Chief Executive Officer, determine whether the Base Salary should be increased and, if so, the amount of such increase.

(b) Annual Bonus. In addition to the Base Salary, commencing the fiscal year beginning on April 1, 2009, the Company shall (subject to the last sentence of this Section) pay to the Executive an annual bonus or performance incentive compensation, at a target level of 40% of Executive’s Base Salary, subject to such performance and other conditions as the Chief Executive Officer shall determine on an annual basis pursuant to the Company’s Management Incentive Plan, as it is amended from time to time (the “Annual Bonus”) . In addition, Executive shall (subject to the last sentence of this Section) be entitled to a bonus of $27,500.40 for the Company’s fiscal quarter January 1, 2009 to March 31, 2009, which amount shall be paid at the same time as other bonuses are paid under the Company’s Management Incentive Plan. All conditions for payment, including the requirement that Employee still be employed at the time the bonus payment is paid by the Company apply to all the above bonus payments.

4. Representations and Termination.

Executive acknowledges that no representations or promises have been made concerning the grounds for termination or the future operation of the Company’s business, and that, except as set forth in the following sentence, nothing contained herein or otherwise stated by or on behalf of the Company modifies or amends the right of the Company to terminate Executive at any time. If termination is for any reason other than Cause, Executive shall receive thirty (30) days notice. If termination is for Cause, termination is immediate upon written notice.

(a) Severance. If Executive’s employment is terminated for any reason whatsoever, then Executive shall be entitled to (x) accrued and unpaid base salary and benefits (including sick pay, vacation pay and benefits under Section 6) with respect to the period prior to termination, (y) reimbursement for expenses under Section 5 with respect to such period, and (z) any other benefits (including COBRA) required by law to be provided after termination of employment under the circumstances. Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan following the date of the termination of the Executive’s Term of Employment. In the event Executive’s employment is terminated:

(i) due to death or disability of Executive, the Company will also pay to Executive (or his estate or representative) the Executive’s Base Salary for a 3 month period following the actual date the Term of Employment is terminated; and

(ii) For Cause by the Company, or by the Executive for any reason, there will be no additional amounts owing by the Company to Executive under this Agreement from and after such termination; and

(iii) By the Company for any reason other than death, disability or Cause, the Company will pay to Executive the Executive’s Base Salary until the later to occur of (i) December 7, 2009 or (ii) 6 (six) months from termination; provided, however, if the termination of employment occurs after a Change of Control such payment will be until the later to occur of (i)December 7, 2009, or; (ii) 12 (twelve) months from termination.

(b) Continuing Provisions. Termination of the Term of Employment will not terminate Sections 7, 8, 9, 10, 12 through 24, and related definitions, or any other provisions not associated specifically with the Term of Employment.

(c) Mitigation. In the event of termination, the Executive shall not have a duty to mitigate the Company’s payment obligations under Section 4 by seeking alternative employment; provided, however, that if the Executive does accept alternative employment, he shall provide immediate written notice to Company and Company’s payment obligations under Section 4(d) shall be subject to offset by any amounts of base and bonus compensation earned by Executive through such alternate employment.

(d) Company Election. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a written notice by the Company or the Executive, as the case may be, indicating that the Term of Employment is to be terminated, and ending on the actual date the Term of Employment is terminated, which, in any event, shall be no later than 90 days following the delivery of such notice, the Executive shall continue to perform his duties as set forth in this Agreement, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive’s successor, if any. Notwithstanding the foregoing provisions of this section, the Company may suspend the Executive from performing his duties under this Agreement following the delivery of a written notice by the Executive providing for the Executive’s resignation, or delivery by the Company of a notice providing for the Executive’s termination of employment for any reason; provided, however, that during the period of suspension (which shall end upon the actual date the Term of Employment is terminated, which in any event shall be no later than 90 days following the delivery of such notice), the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

5. Reimbursement of Expenses.

During the Term of Employment, subject to the approval of the Chief Executive Officer, the Company shall reimburse Executive for reasonable and documented travel, entertainment and other expenses reasonably incurred by Executive in connection with the performance of his duties hereunder and, in each case, in accordance with the travel policy, expense reimbursement policy and rules, policies, customs and usages promulgated by Holdings, the Company from time to time in effect.

6. Benefits.

(a) Vacation. The Executive shall be entitled to twenty (20) days paid vacation per calendar year beginning January 1, 2009.

(b) Company Car. The Company will provide Executive with access to a vehicle as per the provisions of the Sensus Metering Systems Executive Car Policy.

(c) Relocation. During the (12) month period beginning July 1, 2009 the Executive shall be entitled to relocate his primary residence to the Raleigh, NC area in accordance with the provisions of the Sensus Metering Systems Relocation Policy.

(d) Insurance and Other Plans. The Executive shall be entitled to participate in and be covered by any insurance plan (including but not limited to medical, dental, health, life, accident, hospitalization and disability), profit sharing or other employee benefit plan of the Company, to the same extent and on the same terms as such benefits are or may be provided by the Company, at the sole discretion of the Board of Directors, from time to time to other members of senior management.

7. Non-Competition/Non-Disclosure Provisions.

(a) Non-Competition. In consideration of this Agreement, the Executive covenants and agrees that during the Term of Employment and, for a period of two (2) years from the date of termination of the Term of Employment (the “Restricted Period”), the Executive shall not, subject to this Section 7, without the express written approval of the Board of Directors of the Company, directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, whether as a proprietor, partner, stockholder, member, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, member, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, any business which competes, directly or indirectly, with the Business in the Market (“Competitive Business”) without regard to (A) whether the Competitive Business has its office, manufacturing or other business facilities within or without the Market, (B) whether any of the activities of the Executive occur or are performed within or without the Market or (C) whether the Executive resides, or reports to an office, within or without the Market; provided, however, that (x) the Executive may, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to two percent (2%) of the capital stock of a corporation whose capital stock is traded publicly, or that (y) the Executive may accept employment with a successor company to the Company.

(b) Non-Solicitation. If the Executive’s employment is terminated, then, subject to this Section 7, the Executive shall not during the Restricted Period, without the Company’s prior written consent, (A) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, member, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, customer, supplier, agent, representative or any other person which has a business relationship with the Company Group or had a business relationship with the Company Group within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company Group, or (B) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within twelve (12) months prior to the date the Executive or the Competitive Business employs or seeks to employ such person) employed or retained by the Company Group. Notwithstanding the foregoing, nothing herein shall prevent the Executive from providing a letter of recommendation to an employee with respect to a future employment opportunity.

(c) Non-Disclosure. The Executive further agrees, during and after the Term of Employment, the Restricted Period and thereafter, that the Executive will not, directly or indirectly in one or a series of transactions disclose to any person or use or otherwise exploit for his own benefit or for the benefit of anyone other than the Company Group any Confidential Information (as defined below) whether prepared by the Executive or not provided, however, that any Confidential Information may be disclosed to officers, representatives, employees and agents of the Company Group who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the Business. The Executive shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company Group, except as required in his normal course of employment by the Company Group. During the Term, the Executive shall use his commercially reasonable efforts to cause all persons or entities to whom Confidential Information shall be disclosed by the Executive hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. After the Term, the Executive shall not disclose Confidential Information other than to his advisors, representatives and agents who execute a confidentiality agreement whereby they will agree to observe the confidentiality terms and conditions set forth herein. The Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Executive shall provide the Company with prompt notice of such requirement to the extent allowed by law, prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, the Executive agrees to deliver to the Company all Confidential Information which the Executive may possess or control. The Executive agrees that all Confidential Information of the Company Group (whether now or hereafter existing) conceived, discovered or made by him during his employment with the Company Group exclusively belongs to the Company Group (and not to the Executive). The Executive will promptly disclose such Confidential Information to the Company Group and perform all actions reasonably requested by the Company Group to establish and confirm such exclusive ownership. As used herein, the term “Confidential Information” means any confidential information including, without limitation, any study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how”, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, formulas, improvements or other proprietary or intellectual property of the Company Group, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that becomes generally available to the public other than as a result of a disclosure by such shareholder not permissible hereunder.

(d) Non-Disparagement. The Executive agrees, during and after the Term of Employment, the Restricted Period and thereafter, that he shall not make any false, defamatory or disparaging statements about Holdings or the Company Group or the officers or directors of Holdings or the Company Group. During and after the Executive’s employment with the Company Group, the Company agrees on behalf of itself and its subsidiaries that neither the officers nor the directors of the Company Group shall make any false, defamatory or disparaging statements about the Executive.

(e) Specific Performance. All the parties hereto agree that their rights under this Section 7 are special and unique and that violation thereof would not be adequately compensated by money damages and each grants the other the right to specifically enforce (including injunctive relief where appropriate) the terms of this Agreement.

8. Defense of Claims.

The Executive agrees that, both during and following the Term of Employment, the Executive will cooperate with the Company in defense of any claims that may be made against the Company Group, and will cooperate with the Company in the prosecution of any claims that may be made by Company Group, to the extent that such claims may relate to services performed by the Executive for the Company Group. This includes, without limitation, meeting with the Company’s lawyers, giving signed statements and depositions and being available as a witness. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against Holdings or the Company Group. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such cooperation, including travel expenses.

9. Definitions.

“Annual Bonus” has the meaning set forth in Section 3(b).

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any public, private or industry regulatory authority,

whether national, Federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable law, statute, regulation, order or decree.

“Base Salary” has the meaning set forth in Section 3(a).

“Bermuda 2” has the meaning set forth in the preamble.

“Board of Directors” has the meaning set forth in Section 3(a).

“Business” means the business of providing the following products and/or services:

(A)	Automatic meter reading infrastructure (“AMI”);

(B)	Automatic meter reading (“AMR”)

(C)	Residential Water Meters (Velocity, Positive Displacement, Piston or otherwise);

(D)	Commercial / Industrial Water Meters (Turbine, Combination, Propeller, Irrigation, Fire Hydrant, Fire Service, or otherwise);

(E)	Sub Meters—Water, Gas, Electric and Heat;

(F)	Residential Gas Meters (Diaphragm and Ultrasonic);

(G)	Intermediate and Large Capacity Gas Meters (Diaphragm and Ultrasonic);

(H)	Turbine Gas Meters;

(I)	Pressure Regulation Products;

(J)	Correlative Natural Gas, Energy and Density Measurement Products;

(K)	Residential and Polyphase Solid-State Electricity Meters;

(L)	Heat Meters (Velocity and Ultrasonic);

(M)	Heat Integrators;

(N)	Bulk Hot Water Meters;

(O)	Automatic Meter Reading Devices or Systems for any of the foregoing;

(P)	Meter Test Equipment for any of the foregoing;

(Q)	Instrumentation for any of the foregoing;

(R)	Meter accuracy testing and recalibration services;

(S)	Project management services related to Metering or AMR or AMI activities;

(T)	Services to utilities related to the procurement, testing, repair and management of meter populations; and

(U)	Software applications sold, licensed or offered as a service to utilities and used to manage billing and meter data management for utilities and submetering entities.

“Cause” means any of the following:

(i) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving embezzlement, conversion of property or moral turpitude;

(ii) Executive’s fraud, embezzlement or conversion of property;

(iii) an administrative or judicial determination that Executive committed fraud or any other violation of law involving federal, state or local government funds;

(iv) Executive’s material violation, with the actual knowledge of Executive, of any obligations imposed upon Executive, personally, as opposed to upon the Company Group, whether as a shareholder or otherwise, under this Agreement, the Memorandum of Association or Bye-Laws of Holdings, any policy of the Company or Holdings, the organizational and formation documents of any of Holdings’ direct or indirect subsidiaries, the Management Shareholders Agreement and the Restricted Share Plan and related agreements, if applicable; or

(v) Executive’s material and knowing failure, to observe or comply with Regulations whether as an officer, shareholder or otherwise, in any material respect or in any manner which would reasonably be expected to have a material adverse effect in respect of the Company Group’s ongoing business, operations, condition (financial and other), prospects and other business relationships;

(vi) Executive’s breach of any of his fiduciary duties to any company in the Company Group or the Company’s stockholders or making of a willful misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of any company in the Company Group;

(vii) Executive’s willful, continual and material neglect or failure to discharge his material duties, responsibilities or obligations prescribed by this Agreement or any other agreement between the Executive and any company in the Company Group (other than arising solely due to physical or mental disability);

(viii) Executive’s habitual drunkenness or substance abuse, which materially interferes with Executive’s ability to discharge his duties, responsibilities and obligations prescribed by this Agreement;

(ix) Executive’s violation of any non-competition, non-solicitation, non-disparagement or confidentiality agreement with any company in the Company Group, including without limitation, those set forth in Section 7 of this Agreement, or any other agreements with any company in the Company Group; and

(x) Executive’s gross neglect of such his duties and responsibilities, as determined by Holdings’ Board of Directors;

“Change of Control” shall mean the occurrence of any of the following: (a) the closing of any merger, amalgamation, combination, consolidation or similar business transaction involving the Company in which the majority holders of common shares immediately prior to such closing are not the holders, directly or indirectly, of a majority of the voting securities of the surviving or continuing Person in such transaction or its ultimate controlling Person immediately after such closing; (b) the closing of any sale or transfer by the Company or its subsidiaries of all or substantially all of the Company’s assets to an acquiring Person in which the majority holders of common shares immediately prior to such closing are not the holders of a majority of the voting securities of the acquiring Person or its ultimate controlling Person immediately after such closing; or (c) the closing of any sale by the holders of common shares (other than any sale to a Permitted Transferee as defined in the Management Shareholders Agreement and the Shareholders Agreement) of an amount of common shares that equals or exceeds a majority of the common shares issued and outstanding immediately prior to such closing to a Person in which the holders of a majority of the common shares immediately prior to such closing are not the holders of a majority of the voting securities of such Person or its ultimate controlling Person immediately after such closing.

“Chief Executive Officer” has the meaning set forth in Section 1.

“Company” has the meaning set forth in the preamble.

“Company Group” has the meaning set forth in Section 1.

“Competitive Business” has the meaning set forth in Section 7(a).

“Confidential Information” has the meaning set forth in Section 7(c).

“Holdings” has the meaning set forth in the preamble.

“knowing” and “knowledge” shall each refer to actual knowledge without any duty of investigation.

“Management Shareholders Agreement” means the Management Subscription and Shareholders Agreement, dated March 5, 2004, among Holdings and the shareholders party thereto.

“Market” means anywhere in the United States of America.

“Regulations” has the meaning set forth in Section 2(c).

“Restricted Period” has the meaning set forth in Section 7(a).

“Shareholders Agreement” means Shareholders Agreement, dated as of December 17, 2003, by and among the Company and the Shareholders party thereto, as amended from time to time.

“Term of Employment” has the meaning set forth in Section 1.

“Voluntary Termination” has the meaning set forth in Section 4(b)(iv).

10. Notice.

Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered personally, sent by certified or registered mail, return receipt requested, sent by overnight courier or sent by facsimile transmission (with confirmation and a copy sent by mail within one day) as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

If to Executive:	Jeffrey J. Kyle 2905 Paseo Robles Avenue San Martin, CA 95046

If to the Company or the Chief Executive Officer:	Sensus Metering Systems 8537 Six Forks Road, Suite 400 Attention: Peter Mainz Facsimile No.: (919) 845-3995

Any such notices shall be deemed to be given on the date personally delivered or sent by facsimile transmission or such return receipt is issued or the day after if sent by overnight courier.

11. Executive’s Representations.

The Executive represents, warrants and covenants to Holdings and the Company Group that:

(a) Noncompetes. The Executive is not a party to any written employment contract or written agreement not to compete with or solicit from any of his former employers.

(b) Proceedings. To the best of his knowledge and belief, during his tenure with his former employers, the Executive did not engage directly in any activity which would give rise to any disciplinary or other similar proceeding before any federal or state governmental agency or self-regulatory organization, and he has not been subject to or involved in any such proceeding and no such proceeding is threatened.

(c) Sophistication. He is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, and that prior to assenting to the terms of this Agreement, or giving the representations and warranties herein, he has been given a reasonable time to review it and has consulted with counsel of his choice.

(d) Regulations. He will not knowingly breach or violate any provision of any Regulations in any material respect or in any manner which might reasonably have a material adverse effect in respect of the ongoing business, operations, conditions, or other business relationships or properties of any of the companies in the Company Group.

12. Company’s Obligation; Taxes.

Executive agrees and acknowledges that the obligations owed to Executive under this Agreement are solely the obligations of the Company, and that none of the Company’s, Holdings’ or their direct and indirect subsidiaries nor their respective stockholders, directors, officers or lenders will have any obligations or liabilities in respect of this Agreement and the subject matter hereof. Any amounts payable to the Executive pursuant to this Agreement shall be subject to withholding and any other applicable taxes.

13. Validity.

If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.

14. Severability.

If any one or more of the provisions of this Agreement should be ruled wholly or partially invalid or unenforceable by a court of competent jurisdiction, then (i) the validity and enforceability of all provisions of this Agreement not ruled to be invalid or unenforceable shall be unaffected, and (ii) the provision(s) held wholly or partially invalid or unenforceable shall be deemed amended, and such court is authorized to reform the provision(s), to the minimum extent necessary to render them valid and enforceable in conformity with the parties’ intent as manifested herein.

15. Right to Withhold Payments.

Upon the determination of a majority of the Board of Directors that the Executive has breached his obligations in any material respect under Sections 7 or 8 the Company pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same, shall cease all payments to the Executive under this Agreement.

16. Waiver of Breach; Specific Performance.

The waiver by the Company or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party. Each of the parties (and third party beneficiaries) to this Agreement will be entitled to enforce its rights under this breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that the Company would be irreparably injured by a violation of Sections 7 or 8 of this Agreement, that the provisions of such sections are reasonable and that the Company could not adequately be compensated in monetary damages, in light of the sensitivity of the non-public information of the Company to which the Executive will be exposed and that any party (and third party beneficiaries) may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions in order to enforce or prevent any violations of the provisions of such sections of this Agreement.

17. Assignment; Third Parties.

Neither the Executive nor the Company may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his or its respective rights or obligations hereunder, without the prior written consent of the other. The parties agree and acknowledge that each of Holdings, its direct and indirect subsidiaries and the shareholders of, lenders to and investors therein are intended to be third party beneficiaries of, and have rights and interests in respect of, Executive’s agreements set forth in Sections 7 and 8.

18. Amendment; Entire Agreement.

This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement, the Shareholders Agreement and the Restricted Stock Agreement constitute the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof. The enforceability of this Agreement shall not cease or otherwise be adversely affected by the termination of the Executive’s employment with the Company. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto.

19. Arbitration.

(a) Except with respect to disputes or controversies arising out of Sections 7 or 8 hereto, any dispute between any of the parties hereto or claim by a party against another party arising out of or in relation to this Agreement or in relation to any alleged breach thereof shall be finally determined by arbitration in accordance with the rules then in force by the American Arbitration Association. The arbitration proceedings shall take place in Wilmington, Delaware, or such other location as the parties in dispute hereafter may agree upon; and such proceedings shall be governed by the laws of the State of Delaware as such laws are applied to agreements between residents of such State entered into and to be performed entirely within that State.

(b) The parties shall agree upon one arbitrator, who shall be an individual skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. If the parties cannot agree upon one arbitrator, each party in dispute shall select one arbitrator and the arbitrators so selected shall select a third arbitrator. In the event the arbitrators cannot agree upon the selection of the third arbitrator, the third arbitrator shall be appointed by the American Arbitration Association at the request of any of the parties in dispute. The arbitrators shall, if possible, be individuals skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute.

(c) The decision rendered by the arbitrator or arbitrators shall be accompanied by a written opinion in support thereof. The decision shall be final and binding upon the parties in dispute without right of appeal. Judgment upon the decision may be entered into any court having jurisdiction thereof, or application may be made to that court for a judicial acceptance of the decision and any other enforcement.

(d) THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS

MAY BE APPROPRIATE. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 19 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A DELAWARE FEDERAL OR STATE COURT OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT IN ANY OTHER APPROPRIATE JURISDICTION.

20. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THE PROVISIONS OF SECTION 7, THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN DELAWARE, WHETHER A STATE OR FEDERAL COURT; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN DELAWARE; (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE TO DESIGNATE, APPOINT AND DIRECT AN AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS AND DOCUMENTS IN ANY LEGAL PROCEEDING IN DELAWARE; (6) AGREE TO PROVIDE THE OTHER PARTIES TO THIS AGREEMENT WITH THE NAME, ADDRESS AND FACSIMILE NUMBER OF SUCH AGENT; (7) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (8) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (9) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. TO THE EXTENT PERMITTED BY LAW IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

21. Further Action.

Executive and the Company agree to perform any further acts and to execute and deliver any documents which may be reasonable to carry out the provisions hereof.

22. Headings.

The headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

23. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[End of page]

IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first written above.

EXECUTIVE:

/s/ Jeffrey J. Kyle
Jeffrey J. Kyle

SENSUS METERING SYSTEMS INC

By:	/s/ Peter Mainz
Name:	Peter Mainz
Title:	Chief Executive Officer